Exhibit 99.1

FOR IMMEDIATE RELEASE

February 27, 2014

Contact:

Cloud Peak Energy Resources LLC
Karla Kimrey
Vice President, Investor Relations
720-566-2932

CLOUD PEAK ENERGY PRICES PUBLIC OFFERING OF

$200 MILLION OF SENIOR UNSECURED NOTES

Gillette, Wyo. — Cloud Peak Energy Inc. (NYSE: CLD) (“CPE Inc.”) announced that its wholly-owned subsidiary Cloud Peak Energy Resources LLC (the “Company”), together with Cloud Peak Energy Finance Corp., a wholly-owned direct subsidiary of the Company (the “Co-Issuer”) have priced an offering of $200 million aggregate principal amount of senior unsecured notes due 2024 (the “Senior Unsecured Notes”).  The Senior Unsecured Notes will be issued at a public offering price of 100% of par, plus accrued interest, if any, from March 11, 2014, resulting in a yield to maturity of 6.375%.  The Senior Unsecured Notes will be guaranteed by CPE Inc. and all of its existing and future domestic restricted subsidiaries (other than the Co-Issuer) that guarantee the Company’s debt under its credit agreement.

The Company intends to use the net proceeds from the offering plus cash from the balance sheet to fund its pending tender offer and consent solicitation for its existing 8.250% senior notes due 2017 (the “2017 Notes”). In the event that the Company’s tender offer is not consummated or not all of the net proceeds are used to fund the tender offer and consent solicitation, the Company expects to use the remaining net proceeds from the offering and cash on hand to redeem any 2017 Notes that remain outstanding. The Company expects to close the offering on March 11, 2014, subject to the satisfaction of customary closing conditions.

Goldman, Sachs & Co., RBC Capital Markets, LLC, J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Credit Agricole Securities (USA) Inc., and Wells Fargo Securities, LLC are acting as joint book-running managers and BB&T Capital Markets, a division of BB&T Securities, LLC, Comerica Securities, Inc., PNC Capital Markets LLC and Stifel, Nicolaus & Company, Incorporated are acting as senior co-managers for the Senior Unsecured Notes offering. The offering will be made only by means of a preliminary prospectus supplement and the accompanying base prospectus, copies of which may be obtained on the Securities and Exchange Commission’s (“SEC”) website at www.sec.gov.  Alternatively, the underwriters will arrange to send you the preliminary prospectus supplement and related base prospectus if you request them by contacting Goldman, Sachs & Co. at 200 West Street, New York, NY 10282, Attention: Prospectus Department, by emailing prospectus-ny@ny.email.gs.com or by calling (866) 471-2526; RBC Capital Markets, Three World Financial Center, 200 Vesey Street, 10th Floor, New York, NY 10281-8098, by emailing CM-USA-Prospectus@rbc.com or by calling (877) 280-1299; J.P. Morgan Securities LLC at 383 Madison Avenue, 3rd Floor, New York, NY 10179, Attention: Syndicate Desk or by calling (800) 245-8812; Credit Suisse Securities (USA) LLC at Eleven Madison Avenue, New York, NY 10010, Attention: Prospectus Department or by calling (800) 221-1037; Deutsche Bank Securities, Attn: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, by calling (800) 503-4611 or by emailing prospectus.CPDG@db.com; Credit Agricole Securities (USA) Inc. at 1301 Avenue of the Americas, New York, NY

10019 or by calling (866) 807-6030; and Wells Fargo Securities, LLC, Attn: Client Support, 550 South Tryon Street, 7th Floor MAC D1086-070, Charlotte, NC 28202, by calling (800) 326-5897 or by emailing cmclientsupport@wellsfargo.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Senior Unsecured Notes or any other securities, nor shall there be any sale of the Senior Unsecured Notes or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  A shelf registration statement relating to the securities has been filed with the SEC and became effective October 7, 2011.  The offering and sale of the Senior Unsecured Notes will be made pursuant to this effective shelf registration statement, as amended.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play PRB coal company. As one of the safest coal producers in the nation, Cloud Peak Energy specializes in the production of low sulfur, subbituminous coal. The company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation. The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek Mine is in Montana. Cloud Peak Energy also owns rights to substantial undeveloped coal and complementary surface assets in the Northern PRB, further building the company’s long-term position to serve Asian export and domestic customers. With approximately 1,700 total employees, the company is widely recognized for its exemplary performance in its safety and environmental programs. Cloud Peak Energy is a sustainable fuel supplier for approximately 4% of the nation’s electricity.

Cautionary Note Regarding Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning. Forward-looking statements are based on management’s current expectations or beliefs as well as assumptions and estimates regarding our company, industry, economic conditions, government regulations, energy policies and other factors. Forward-looking statements may include, for example, our ability to close this transaction, and other statements regarding this transaction and our plans, strategies, prospects and expectations concerning our business, industry, economic conditions, operating results, financial condition and other matters that do not relate strictly to historical facts. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially from those expressed or implied in the forward-looking statements. For a discussion of some of the additional factors that could adversely affect our future results or the anticipated benefits of, or our ability to consummate, this transaction, refer to the risk factors described from time to time in the reports and registration statements we file with the SEC, including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and current reports on Forms 8-K. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material. We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release, whether as a result of new information, future events or otherwise, except as required by law.

SOURCE: Cloud Peak Energy Resources LLC

Cloud Peak Energy Inc.

Karla Kimrey, 720-566-2932
Vice President, Investor Relations